Exhibit 10.3

FORM OF STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of [                            ], (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (“Company”), and you (“Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan (“Plan”).

WHEREAS, the Company has established the Plan, the terms of which Plan, but not the standard terms and conditions of Section 6.4 of such Plan, are made a part hereof;

WHEREAS, the Human Resources and Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan, conditioned on your execution and return to the Company of the Non-Competition and Non-Solicitation Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Grant of Stock Options.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to you a nonqualified stock option (“Stock Option”) to purchase from time to time all or any part of the number of common shares of the Company’s Class A Common Stock (“Common Shares”) reflected in your grant letter, the terms of which grant letter are incorporated as part of this Agreement, at a price per share equal to 100 percent of the Fair Market Value of the Common Shares (the closing price) on the Grant Date.

2. Exercise.

This Stock Option is exercisable from the date and to the extent that the Employee’s interest in the Stock Option is vested, but in no event earlier than six months after the Grant Date, until the date the term of the Stock Option expires under Section 4 below. The Employee’s interest in the Stock Option may be exercised only by delivering notice of exercise, in the form prescribed by the Company, to the Company or its designated agent, and paying the full exercise price for the shares and the full amount of any taxes required to be withheld. The exercise price may be paid by delivery of cash or a certified check, delivery of Common Shares already owned by the Employee, or by delivery of cash by a broker-dealer as a “cashless” exercise. Special rules will apply to the payment of the exercise price by Employees who are subject to Securities and Exchange Commission Rule 16b-3. Common Shares issued on exercise of the Stock Option shall be unrestricted Common Shares.

3. Vesting.

(a) Subject to (b) and (c) below, the interest of the Employee in the Stock Option shall vest 25 percent on each of the first, second, third, and fourth anniversaries of the Grant Date, conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer as of each vesting date.

(b) In the event that the Employee’s employment with the Company or an Affiliated Employer terminates by reason of the Employee’s death after the grant, 100 percent of the Employee’s interest in the Stock Option shall vest. In the event the Employee’s employment with the Company or an Affiliated Employer terminates due to Disability or Retirement, the Employee’s interest in the Stock Option shall continue to vest as if there was no termination of Employment, subject to Employee’s compliance with the terms of the Non-Competition and Non-Solicitation Agreement. In the event Employee’s employment with the Company or an Affiliated Employer terminates for any other reason, the Employee’s unvested interest in the Stock Option shall be forfeited.

(c) In the event that the Employee’s employment with the Company or an Affiliated Employer, or successor thereto, is terminated without Cause or by the Employee with Good Reason, six months preceding or two years following a Change in Control, 100 percent of the Employee’s then unvested interest in the Stock Option shall vest, subject to Employee’s compliance with the terms of the Non-Competition and Non-Solicitation Agreement.

4. Term and Termination.

The Stock Option generally shall expire on the earlier of (i) the tenth anniversary of the Grant Date, or (ii) in the case of a Stock Option that has vested at the time of an Employee’s Termination of Employment other than by death, Disability, or Retirement, 90 days from the date of the Employee’s Termination of Employment. In the event an Employee’s Termination of Employment is due to death, Disability, Retirement, or is in connection with a Change in Control under the circumstances specified in Section 3(c) above, the Stock Option shall expire on the tenth anniversary of the Grant Date, unless the employee violates the terms of the Non-Competition and Non-Solicitation Agreement, in which case, the Stock Option shall expire immediately upon the violation.

5. Transfer Restrictions.

Other than by will or by the laws of descent and distribution, the Stock Option may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan. During the Employee’s lifetime, the Stock Option is exercisable only by the Employee.

6. Stockholder Rights.

Prior to the time that the Company has issued Common Shares on an Employee’s exercise of the Employee’s interest in his or her Stock Option, Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Stock Option.

7. Changes in Stock.

In the event of any change in the number and kind of outstanding shares of stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the terms of the Stock Option.

8. Compliance with Law.

No Common Shares will be delivered to Employee upon the Employee’s exercise of his or her interest in the Stock Option unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

9. Death of Employee.

In the event of the Employee’s death, the Stock Option shall be exercisable by the executor or administrator of the Employee’s estate or the person to whom the Stock Option has passed by will or the laws of descent and distribution in accordance with Section 5 of this Agreement.

10. Taxes.

The Employee shall be liable for any and all taxes, including withholding taxes, arising out of the transfer of Common Shares on exercise of the Stock Option. The Employee may satisfy such taxes by delivery of cash or a certified check or delivery of cash by a broker-dealer as part of a “cashless” exercise. The Company is authorized to deduct from the total number of Common Shares Employee is to receive on exercise of the Stock Option the total value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate.

11. Discretionary Nature of Plan.

Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of a Stock Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of a Stock Option, other awards under the Plan, or benefits in lieu of such awards in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Stock Options granted, the payment of dividend equivalents, and vesting provisions.

12. Data Authorization.

Employee acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its Subsidiaries, and Employee’s employer hold certain personal information about Employee, including Employee’s name, home address and telephone number, date of birth, social insurance number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company, its Subsidiaries and/or Employee’s employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan, and the Company, its Subsidiaries and/or Employee’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere, such as the United States. Employee authorizes such third party recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Common Shares on Employee’s behalf to a broker or other third party with whom Employee may elect to deposit any Common Shares acquired pursuant to the Plan. This authorization is provided by Employee solely in connection with and for the purposes of implementation, administration and management of the Plan. Employee may, at any time, review Data, require any necessary amendments to it, inquire about the safety measures taken to protect the Data, or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Employee’s ability to participate in the Plan.

13. Section 409A.

To the extent the Company determines that this agreement is subject to Code section 409A, but does not conform with the requirements of Code section 409A the Company may at its sole discretion amend or replace the agreement to cause the agreement to be exempt from or comply with Code section 409A.

14. Consent to On-Line Grant and Acceptance.

Employee acknowledges and agrees that, as a term of this Stock Option grant, any grant, communication, acceptance of such grant, or exercise of such grant, is permitted to be made and processed through the on-line system operated and maintained for this purpose. Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.

15. Miscellaneous.

(a) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(b) Any notice required or permitted hereunder that is not covered by Section 14 above shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Head of Executive and Domestic Compensation.

(c) Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company.

(d) This Agreement, along with the incorporated grant letter, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By	/s/
Name:
Title:

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